                                            Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2021 Fourth Quarter and Twelve Month Results; New Strategy and Business Segmentation Announced
MALVERN, Pa. (February 15, 2022) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement technologies, today announced its results for its fiscal 2021 fourth quarter and twelve fiscal months ended December 31, 2021.
Fourth Quarter Highlights:
•Revenues of $90.0 million increased 19.3% from a year ago
•Earnings per diluted share were $0.44, as compared to $0.01 reported a year ago
•Adjusted diluted earnings per share* were $0.56, as compared to $0.43 reported a year ago
•Gross profit margin was 38.7%, as compared to 38.1% a year ago
•Adjusted gross profit margin* was 40.3%, as compared to 38.0% a year ago
•Operating margin was 9.7%, as compared to 7.8% reported a year ago
•Adjusted operating margin* was 11.4%, as compared to 10.7% reported a year ago
•Cash from operating activities was $15.5 million with adjusted free cash flow* of $9.6 million

2021 Full Year Highlights:
•Revenues of $317.9 million increased 17.8% year-over-year
•Earnings per diluted share were $1.48, as compared to $0.79 reported a year ago
•Adjusted diluted earnings per share* were $1.87, as compared to prior year $1.32 reported a year ago
•Gross profit margin was 39.4%, as compared to 38.6% a year ago
•Adjusted gross profit margin* was 41.2%, as compared to 39.0% a year ago
•Operating margin was 8.6%, as compared to 8.4% reported last year
•Adjusted operating margin* was 11.1%, as compared to 9.7% reported last year
•Cash from operating activities was $33.5 million with adjusted free cash flow* of $16.7 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We delivered another strong quarter, which capped a successful year for VPG. Fiscal 2021 was one of best years in VPG’s history, as we grew our fiscal 2021 sales by 17.8% and our adjusted diluted EPS by 42.0%. In the fourth quarter, we grew our revenue and adjusted diluted earnings per share sequentially and compared to the fourth quarter a year ago. Order trends in the fourth quarter remained firm across the majority of our markets, as we ended the quarter with a book-to-bill of 1.06 and a record level backlog of $150.5 million."
The Company's fourth fiscal quarter 2021 net earnings attributable to VPG stockholders were $6.0 million, or $0.44 per diluted share, compared to $0.1 million, or $0.01 per diluted share, in the fourth fiscal quarter of 2020. Included in the fourth fiscal quarter 2020 was tax expense of $1.7 million, primarily related to the acquisition of Dynamic Systems, Inc. ("DSI") and other discrete tax items.
In the fiscal year ended December 31, 2021, net earnings attributable to VPG stockholders were $20.2 million, or $1.48 per diluted share, compared to $10.8 million, or $0.79 per diluted share, in the twelve fiscal months ended December 31, 2020. Included in the fiscal year ended December 31, 2020 was tax expense of $1.7 million, primarily related to the acquisition of DSI and other discrete tax items.
The fourth fiscal quarter 2021 adjusted net earnings* attributable to VPG stockholders were $7.7 million, or $0.56 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $5.8 million, or $0.43 per diluted share, for the comparable prior year period.
In the fiscal year ended December 31, 2021, adjusted net earnings* attributable to VPG stockholders were $25.6 million, or $1.87 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $18.0 million, or $1.32 per diluted share, for the comparable prior year period.
Change in Business Strategy and Reporting Segments

In addition, in the fourth quarter of fiscal 2021 we formally adopted a new operationally diversified structure and strategy, under which each of VPG's business segments maintains and deploys specific go-to-market strategies, technical expertise, capital requirements, and acquisition opportunities. As a result, we organized our business into three new reporting segments: Sensors, Weighing Solutions, and Measurement Systems.

Mr. Shoshani said: "We are excited to announce this next evolutionary step for VPG. We believe the timing is right for this change given the convergence of a broadening set of new applications with our expanding set of precision measurement solutions capabilities. Our change in strategy and structure will enable us to capture emerging opportunities driven by development of higher functionality in our customers' end products in semiconductor test and production, consumer technology, electrification, increased safety testing, and regulatory requirements, among others."

For the fourth quarter and fiscal year 2021, and on a go-forward basis, the Company is reporting its results in three new reporting segments: Sensors, Weighing Solutions, and Measurement Systems.

The Sensors segment is comprised of precision resistors and strain gages, including our advanced sensors.

The Weighing Solutions segment is comprised of the force sensors, on-board weighing, and process weighing business lines.

The Measurement Systems segment is comprised of steel mill manufacturing productivity solutions (KELK), new metal alloy development systems (Dynamic Systems Inc.), data acquisition systems (Pacific Instruments) and safety testing solutions (Diversified Technical Systems).

Segment Performance
The Sensors segment revenues of $34.1 million in the fourth fiscal quarter of 2021 increased 7.1% from the prior year of $31.9 million and increased 11.2% sequentially from $30.7 million in the third quarter of 2021. The year-over-year increase in revenues was primarily attributable to an increase in our sales of precision resistors in the test and measurement and other markets, partially offset by lower sales in the avionics, military and space market. Sequentially, the increase in revenues reflected higher precision resistor sales in the test and measurement and avionics, military and space markets, and an increase mainly in our advanced sensors product line, primarily in our consumer-related markets.
Gross profit margin for the Sensors segment of 32.1% (or 34.8% adjusted to exclude the impact of $0.9 million of start-up costs related to our new advanced sensors facility) for the fourth fiscal quarter of 2021, was lower compared to 37.5% ( or 38.1% adjusted to exclude the impact of COVID-19) in the fourth fiscal quarter of 2020, and higher compared to 31.1% (or 34.3% adjusted to exclude the impact of $1.0 million of start-up costs related to our new advanced sensors facility) in the third fiscal quarter of 2021. The year-over-year decrease in adjusted gross profit margin* was primarily due to unfavorable foreign exchange rates, wage increases, and labor inefficiencies, partially offset by an increase in volume. Sequentially, adjusted gross profit margin* was higher than the third quarter of 2021 primarily due to an increase in volume, partially offset by unfavorable foreign exchange rates, wage increases, and labor inefficiencies.
The Weighing Solutions segment revenues of $32.1 million in the fourth fiscal quarter of 2021 increased 8.5% from $29.5 million in the prior year and 4.5% from $30.7 million in the third quarter of 2021. The year-over-year increase in revenues was primarily attributable to an increase in our OEM customers in the construction equipment market and an increase in our process weighing product line, partially offset by lower sales of our on-board weighing product lines. The sequential increase in revenues was primarily attributable to higher sales in the process weighing product lines, partially offset by lower sales in our on-board weighing product lines.
Gross profit margin for the Weighing Solutions segment was 34.0% for the fourth fiscal quarter of 2021, an increase compared to 33.3% (or 33.5% adjusted to exclude the impact of COVID-19) in the fourth fiscal quarter of 2020, and a decrease compared to 37.2% (or 37.6% adjusted to exclude the impact of

COVID-19) in the third fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin* was primarily due to higher volume. Sequentially, adjusted gross profit margin* decreased primarily due to an unfavorable product mix, reduction of inventory, and higher material costs, partially offset by an increase in volume.
The Measurement Systems segment revenues in the fourth fiscal quarter of 2021 of $23.8 million increased 69.7% from $14.0 million in the prior year and increased 15.6% sequentially from $20.6 million. The year-over-year increase in revenues was primarily attributable to the acquisition of Diversified Technical Systems, Inc. ("DTS") and higher KELK and DSI steel-related sales. The sequential increase in revenue was primarily attributable to higher KELK steel related sales and DTS products.
Gross profit margin for the Measurement Systems segment was 54.7% (or 56.8% adjusted to exclude the $0.5 million of purchasing accounting adjustments related to the DTS acquisition) for the fourth fiscal quarter of 2021, compared to 49.5% (or 47.2% adjusted to exclude the purchasing accounting adjustments related to the DSI acquisition and $(0.3) million impact of COVID-19) in the fourth fiscal quarter of 2020, and compared to 52.8% (or 59.2% adjusted to exclude the $1.3 million of purchasing accounting adjustments related to the DTS acquisition) from the third fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin* was primarily due to higher revenue coming from DTS, which was acquired on June 1, 2021. The sequential decrease in adjusted gross profit margin* was due to unfavorable product mix and inventory reductions, partially offset by higher volume.

Impacts From the Global COVID-19 Pandemic
As of February 15, 2022, all of the Company’s facilities are operating without limitations with the Company implementing COVID-19 best practices with respect to working conditions and enabling some employees to work remotely where possible. Nonetheless, given the impacts to date and the ongoing uncertainty concerning the magnitude of the impact and duration of the COVID-19 pandemic, the ongoing economic disruption may adversely affect the Company’s business and financial results in future periods.

Near-Term Outlook
“For the first fiscal quarter of 2022, at constant fourth fiscal quarter 2021 exchange rates, we expect net revenues to be in the range of $83 million to $91 million,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, foreign exchange gains and losses, and associated tax effects. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, and foreign exchange gains and losses.
"Adjusted free cash flow" for the fourth fiscal quarter of 2021 is defined as the amount of cash generated from operating activities ($15.5 million), in excess of our capital expenditures ($5.9 million), net of proceeds, if any, from the sale of assets ($0.0 million). "Adjusted free cash flow" for the fiscal year of 2021 is defined as the amount of cash generated from operating activities ($33.5 million) in excess of our capital expenditures ($17.1 million), net of proceeds, if any, from the sale of assets ($0.2 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.

Conference Call and Webcast
A conference call is scheduled for tomorrow (Wednesday, February 16, 2022) at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5963923, or log on to the investor relations page of the VPG website at ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 3054532. The replay will also be available on the investor relations page of the VPG website at ir.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.
To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements (including those regarding our new corporate strategy), are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-

K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2021. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2021	December 31, 2020
Net revenues	$90,017	$75,445
Costs of products sold	55,140	46,698
Gross profit	34,877	28,747
Gross profit margin	38.7%	38.1%

Selling, general, and administrative expenses	26,057	20,181
Impairment of goodwill and indefinite-lived intangibles	—	2,440
Restructuring costs	76	205
Operating income	8,744	5,921
Operating margin	9.7%	7.8%

Other income (expense):
Interest expense	(324)	(329)
Other	(651)	(2,353)
Other expenses - net	(975)	(2,682)

Income before taxes	7,769	3,239

Income tax expense	1,781	3,142

Net earnings	5,988	97
Less: net loss (gain) attributable to noncontrolling interests	27	(21)
Net earnings attributable to VPG stockholders	$5,961	$118

Basic earnings per share attributable to VPG stockholders	$0.44	$0.01
Diluted earnings per share attributable to VPG stockholders	$0.44	$0.01

Weighted average shares outstanding - basic	13,626	13,575
Weighted average shares outstanding - diluted	13,687	13,662

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2021	December 31, 2020
Net revenues	$317,919	$269,812
Costs of products sold	192,777	165,541
Gross profit	125,142	104,271
Gross profit margin	39.4%	38.6%

Selling, general, and administrative expenses	95,273	78,256
Acquisition costs	1,198	—
Impairment of goodwill and indefinite-lived intangibles	1,223	2,440
Restructuring costs	76	918
Operating income	27,372	22,657
Operating margin	8.6%	8.4%

Other income (expense):
Interest expense	(1,230)	(1,366)
Other	(230)	(2,982)
Other expenses - net	(1,460)	(4,348)

Income before taxes	25,912	18,309

Income tax expense	5,469	7,509

Net earnings	20,443	10,800
Less: net earnings attributable to noncontrolling interests	222	13
Net earnings attributable to VPG stockholders	$20,221	$10,787

Basic earnings per share attributable to VPG stockholders	$1.49	$0.80
Diluted earnings per share attributable to VPG stockholders	$1.48	$0.79

Weighted average shares outstanding - basic	13,616	13,566
Weighted average shares outstanding - diluted	13,657	13,623

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,335	$98,438
Accounts receivable	58,265	45,339
Inventories:
Raw materials	25,464	21,894
Work in process	23,851	21,534
Finished goods	27,112	18,920
Inventories	76,427	62,348
Prepaid expenses and other current assets	15,916	15,761
Total current assets	234,943	221,886

Property and equipment, at cost:
Land	4,241	4,282
Buildings and improvements	68,778	67,581
Machinery and equipment	122,202	115,717
Software	8,871	10,026
Construction in progress	7,747	6,341
Accumulated depreciation	(130,619)	(128,931)
Property and equipment, net	81,220	75,016

Goodwill	45,830	31,105

Intangible assets, net	52,437	32,039
Operating lease right-of-use assets	27,764	21,788
Other assets	19,695	20,053
Total assets	$461,889	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2021	December 31, 2020
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$14,876	$10,487
Payroll and related expenses	23,772	17,595
Other accrued expenses	17,596	13,843
Income taxes	3,774	1,593
Current portion of operating lease liabilities	4,610	4,011
Current portion of long-term debt	—	18
Total current liabilities	64,628	47,547

Long-term debt, less current portion	60,714	40,626
Deferred income taxes	5,848	3,403
Operating lease liabilities	25,140	19,504
Other liabilities	16,264	16,263
Accrued pension and other postretirement costs	12,253	16,687
Total liabilities	184,847	144,030

Commitments and contingencies

Equity:
Preferred stock		—
Common stock	1,322	1,317
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	199,151	197,764
Retained earnings	120,296	100,075
Accumulated other comprehensive loss	(35,008)	(32,671)
Total Vishay Precision Group, Inc. stockholders' equity	277,099	257,823
Noncontrolling interests	(57)	34
Total equity	277,042	257,857
Total liabilities and equity	$461,889	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2021	December 31, 2020
Operating activities
Net earnings	$20,443	$10,800
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	1,223	2,440
Depreciation and amortization	14,996	12,507
Loss from extinguishment of debt	—	30
Gain on disposal of property and equipment	(5)	(130)
Share-based compensation expense	2,244	1,387
Inventory write-offs for obsolescence	2,288	2,525
Deferred income taxes	(3,256)	1,153
Other	(2,605)	1,735
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(8,038)	(753)
Inventories	(8,626)	2,986
Prepaid expenses and other current assets	(56)	67
Trade accounts payable	3,292	59
Other current liabilities	11,637	507
Net cash provided by operating activities	33,537	35,313
Investing activities
Capital expenditures	(17,061)	(22,949)
Proceeds from sale of property and equipment	231	983
Purchase of business	(47,216)	156
Net cash used in investing activities	(64,046)	(21,810)
Financing activities
Proceeds from long-term debt	20,000	—
Principal payments on long-term debt	(18)	(3,493)
Debt issuance costs	—	(402)
Purchase of non-controlling interest	—	(253)
Distributions to noncontrolling interests	(313)	(70)
Payments of employee taxes on certain share-based arrangements	(853)	(813)
Net cash (used in) provided by financing activities	18,816	(5,031)
Effect of exchange rate changes on cash and cash equivalents	(2,410)	3,056
(Decrease) increase in cash and cash equivalents	(14,103)	11,528
Cash and cash equivalents at beginning of year	98,438	86,910
Cash and cash equivalents at end of year	$84,335	$98,438

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(17,567)	$(24,327)
Capital expenditures accrued but not yet paid	$3,068	$2,561

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2021	2020	2021	2020	2021	2020	2021	2020
As reported - GAAP	125,142	104,271	27,372	22,657	$20,221	$10,787	$1.48	$0.79
As reported - GAAP Margins	39.4%	38.6%	8.6%	8.4%
Acquisition purchase accounting adjustments	2,775	569	2,775	569	2,775	569	0.20	0.04
Acquisition costs			1,198	—	1,198	—	0.09	—
COVID-19 impact	(66)	434	(574)	(366)	(574)	(366)	(0.04)	(0.03)
Start-up costs	3,174	—	3,174	—	3,174	—	0.23	—
Impairment of goodwill and indefinite-lived intangibles			1,223	2,440	1,223	2,440	0.09	0.18
Restructuring costs			76	918	76	918	0.01	0.07
Foreign exchange (gain)/loss					109	2,246	0.01	0.16
Less: Tax effect of reconciling items and discrete tax items					2,596	(1,381)	0.20	(0.11)
As Adjusted - Non GAAP	$131,025	$105,274	$35,244	$26,218	$25,606	$17,975	$1.87	$1.32
As Adjusted - Non GAAP Margins	41.2%	39.0%	11.1%	9.7%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2021	2020	2021	2020	2021	2020	2021	2020
As reported - GAAP	$34,877	$28,747	$8,744	$5,921	$5,961	$118	0.44	$0.01
As reported - GAAP Margins	38.7%	38.1%	9.7%	7.8%
Acquisition purchase accounting adjustments	516	9	516	9	516	9	0.04	—
Acquisition costs			—	—	—	—	—	—
COVID-19 impact	—	(102)	—	(489)	—	(489)	—	(0.04)
Start-up costs	916	—	916	—	916	—	0.07	—
Impairment of goodwill and indefinite-lived intangibles			—	2,440	—	2,440	—	0.18
Restructuring costs			76	205	76	205	0.01	0.02
Foreign exchange (gain)/loss					632	2,123	0.04	0.16
Less: Tax effect of reconciling items and discrete tax items					436	(1,419)	0.04	(0.10)
As Adjusted - Non GAAP	$36,309	$28,654	$10,252	$8,086	$7,665	$5,825	$0.56	$0.43
As Adjusted - Non GAAP Margins	40.3%	38.0%	11.4%	10.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2021	December 31, 2020	October 2, 2021
Sensors
As reported - GAAP	$10,954	$11,968	$9,568
As reported - GAAP Margins	32.1%	37.5%	31.1%
Start-up costs	916		970
COVID-19 impact	—	163	—
As Adjusted - Non GAAP	$11,870	$12,131	$10,538
As Adjusted - Non GAAP Margins	34.8%	38.1%	34.3%

Weighing Solutions
As reported - GAAP	$10,913	$9,832	$11,422
As reported - GAAP Margins	34.0%	33.3%	37.2%
COVID-19 impact	—	71	111
As Adjusted - Non GAAP	$10,913	$9,903	$11,533
As Adjusted - Non GAAP Margins	34.0%	33.5%	37.6%

Measurement Systems
As reported - GAAP	$13,012	$6,947	$10,855
As reported - GAAP Margins	54.7%	49.5%	52.8%
Acquisition purchase accounting adjustments	516	9	1,329
COVID-19 impact	—	(337)	—
As Adjusted - Non GAAP	$13,528	$6,619	$12,184
As Adjusted - Non GAAP Margins	56.8%	47.2%	59.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	December 31, 2021	December 31, 2020	October 2, 2021
Net earnings attributable to VPG stockholders	$5,961	$118	$5,379
Interest Expense	324	329	328
Income tax expense	1,781	3,142	1,662
Depreciation	2,993	2,558	2,955
Amortization	970	615	970
EBITDA	12,029	$6,762	$11,294
EBITDA MARGIN	13.4%	9.0%	13.8%
Impairment of goodwill and indefinite-lived intangibles	—	2,440	—
Acquisition purchase accounting adjustments	516	9	1,329
Acquisition costs	—	—	—
Restructuring costs	76	205	—
COVID-19 impact	—	(489)	111
Start-up costs	916	—	970
Foreign exchange (gain)/loss	632	2,123	38
ADJUSTED EBITDA	14,169	11,050	13,742
ADJUSTED EBITDA MARGIN	15.7%	14.6%	16.8%